Filed Pursuant to Rule 433

Registration No. 333-189182

No. 333-189182-01

$300 million World Financial Network Credit Card Master Note Trust (WFNMT) 2014-B

Joint Leads: RBC (str), DB

Co-Managers: BofAML, BNP, CIBC, Fifth Third, JPM, Mizuho, Wells

CL	AMT(MM)	WAL	S/F/D	E.FINAL	L.FINAL	SPREAD	Yld%	CPN%	$Px
A	$300.00	1.16	AAA/AAA/AAA	09/15/15	07/15/19	EDSF+28	0.614	0.61	99.99627

Expected Settle:     07/18/14

First Pay Date:     09/15/14

Expected Ratings:     S&P/Fitch/DBRS

Registration:     SEC Registered

ERISA Eligible:     Yes

Min Denoms:     $1K x $1K

CUSIP:     981464EH9

Bill & Deliver:     RBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.